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                                                           EXHIBIT 23.5

                        CONSENT OF CHASE SECURITIES INC.


                                                         August 16, 1999


Board of Directors
ALZA Corporation
950 Page Mill Road
Palo Alto, CA 94304

Members of the Board:

     We hereby consent to the use of our opinion letter dated June 21, 1999 to the Board of Directors of ALZA Corporation ("ALZA"), included as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of AC MERGER SUB INC., a wholly owned subsidiary of Abbott Laboratories, with and into ALZA, and to the references therein to such opinion in the sections entitled "Summary--Opinions of the Financial Advisors to ALZA's Board of Directors," "The Merger Agreement and the Merger--Reasons for the Merger; Recommendation of ALZA's Board of Directors," "The Merger Agreement and the Merger--Opinion of Chase Securities Inc. to ALZA's Board of Directors" and "The Merger Agreement and the Merger--Representations and Warranties."

     In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                       CHASE SECURITIES INC.

                                       By: /s/ ANDREW WEISENFELD
                                           ---------------------

                                       Name: Andrew Weisenfeld

                                       Title: Vice President